UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 21, 2018

CorEnergy Infrastructure Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-33292	20-3431375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Walnut, Suite 3350, Kansas City, MO	64106
(Address of Principal Executive Offices)	(Zip Code)

(816) 875-3705
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on December 21, 2018 and pursuant to the Purchase and Sale Agreement dated as of such date (the "Agreement"), a subsidiary of CorEnergy Infrastructure Trust, Inc. (the "Company") closed on the sale of its Portland Terminal Facility and remaining interest in the Zenith Joliet Terminal Holdings ("Joliet") to Zenith Energy Terminals Holdings LLC ("Zenith"), the Company's tenant under the lease for the Portland Terminal Facility. Of the negotiated sale price of approximately $61 million, approximately $56 million was paid in cash at closing, with the balance of $5 million payable via a promissory note due January 7, 2019. The Company would be entitled to receive certain additional consideration, under a formula prescribed in the Agreement, in the event Zenith sells, or enters into a definitive agreement to sell, the Portland Terminal Facility to a third party for a price greater than $60 million within six months following December 21, 2018. The foregoing description of the transaction is qualified by reference to the full text of the executed Agreement, a copy of which is filed as Exhibit 10.10.1 to this report and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

As described in Item 1.01 of this 8-K, on December 21, 2018, the Company sold its Portland Terminal Facility to the lessee of the facility, Zenith, which effectively terminated the Portland Lease Agreement (the "Lease"), dated January 14, 2014, between the Company and Zenith.

At the time of the sale, base rent under the lease was approximately $6.2 million annually, and would have been subject to a cumulative CPI adjustment in year five of the initial term, with annual CPI adjustments thereafter. The Company was also eligible for a variable rent component based on daily volume increases over base daily volumes defined in the lease. As previously announced, while Zenith had a purchase option under the lease, which became effective in February 2017 and could have been exercised with 90 days’ notice, as well as future termination options on the fifth and tenth anniversaries of the lease, following an asset and market review, the Company and Zenith entered the negotiated sale described in Item 1.01 of this report.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this report regarding the Company’s sale of assets to Zenith, its tenant at the Portland Terminal Facility, is incorporated herein by reference. The unaudited pro forma consolidated financial information included as Exhibit 99.1 to this report reflects this disposition of assets.

The Company expects to utilize the sale proceeds to invest in another asset in 2019 or to deleverage, in order to further strengthen its capital structure.

Item 9.01	Financial Statements and Exhibits

b) Pro forma financial information for the Company related to the transaction referenced in Item 2.01 above is attached as Exhibit 99.1 and incorporated by reference herein.

The following pro forma financial information is included in Exhibit 99.1: an unaudited pro forma Consolidated Balance Sheet as of September 30, 2018, the unaudited pro forma Consolidated Statements of Income for the nine months ended September 30, 2018 and the year ended December 31, 2017 and the accompanying notes. The pro forma financial statements give effect to the sale as if it had occurred on January 1, 2017 (for each pro forma Statement of Income) and September 30, 2018 (for the pro forma Balance Sheet).

d) Exhibits

Exhibit No.	Description
10.10.1	Purchase and Sale Agreement between the Company and Zenith Energy Terminals Holdings LLC, dated December 21, 2018
99.1	Unaudited Pro Forma Consolidated Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORENERGY INFRASTRUCTURE TRUST, INC.

Dated:	December 28, 2018	By:	/s/ Rebecca Sandring
Rebecca Sandring
Secretary